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                                                          Commerce Bancorp, Inc.
                                    Contacts
                                   -----------

      Vernon W. Hill, II                               C. Edward Jordan, Jr.
  Chairman and President                              Executive Vice President


                                 (856) 751-9000




                             Commerce Bancorp, Inc.
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               Announces Sale of 5,000,000 Shares of Common Stock
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         September 12, 2003 --Cherry Hill, NJ -- Commerce Bancorp, Inc. (NYSE:
CBH) announced today that it has entered into a purchase agreement for the offering of 5.0 million shares of its common stock at $43.67 per share. The Company also granted the underwriters a 30-day option to purchase up to 750,000 shares to cover over-allotments, if any. The sale is expected to settle on September 17, 2003, subject to customary closing conditions.

         Merrill Lynch & Co. is the sole lead manager for the offering and A.G. Edwards & Sons is a senior co-manager. The offering is being made pursuant to an effective shelf registration statement filed with the SEC, which was declared effective by the SEC on August 21, 2003. Copies of this shelf registration statement can be obtained from the Company's website at www.commerceonline.com.

         The net proceeds of approximately $208.8 million will be used for general corporate purposes.

         The common stock offering may be made only by means of a prospectus and related prospectus supplement. When available, copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Merrill Lynch & Co., Inc., 4 World Financial Center, New York, NY 10080.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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         Commerce Bancorp, Inc. is a $21.0 billion multi-bank holding company headquartered in Cherry Hill, New Jersey with 250 banking offices serving New Jersey, Pennsylvania, Delaware, New York, and augmented by Commerce Insurance Services, Inc. and Commerce Capital Markets, Inc.